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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT made by and between CAMBREX CORPORATION, a Delaware corporation (the "Company"), and _________________, residing at _________________________ (the "Employee"), as of the 6th day of February, 2006.

          WHEREAS, the Employee presently is a key management employee of the Company, namely its __________________________________; and

          WHEREAS, the Board of Directors of the Company (the "Board"), on the advice of its Compensation Committee, has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control which provides the Employee with individual financial security and which are competitive with those of other corporations. In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Certain Definitions.

          (a) The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Employee's employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

          (b) The "Change of Control Period" is the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each successive anniversary thereof (each such anniversary being hereinafter referred to as a "Renewal Date"), the Change of Control Period shall be automatically extended so as to end on the third anniversary of such Renewal Date unless at least sixty (60) days prior to such Renewal date the Company shall give notice that the Change of Control Period shall not be so extended, in which event the then current Change of Control Period shall not be extended and shall end on the then applicable ending date.

     2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

          (a) the acquisition (other than from the Company) by any person, entity or "group" (within the meaning of Section 13 (d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding for this purpose the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

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                                       -2-



          (b) individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any person becoming a member of the Board subsequent to the date hereof whose election or nomination for election by the Company's stockholders (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered a member of the Incumbent Board; or

          (c) approval by the stockholders of the Company of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities, or a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company; or

          (d) the sale or disposition by the Company of all or substantially all of the assets of the Company; or

          (e) any other event or series of events or which, notwithstanding any of the foregoing provisions of this Section 2 to the contrary, is determined by a majority of the Incumbent Board to constitute a Change of Control for the purposes of this Agreement.

The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes 35% or more of the enterprise value of the Company (as hereinafter defined). The "enterprise value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus aggregate debt minus cash. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. Debt and cash shall be measured by the actual debt and cash on hand as of the end of the month preceding the Transaction Date.

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                                       -3-


     3. Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the third anniversary of such date; provided, however, that if a Change of Control actually occurs but the Employee's employment is terminated by the Company other than for Cause (as defined in Section 5(b) hereof) prior to the occurrence of such Change of Control but within twelve (12) months after

          (a) the commencement of a tender offer for at least 15% of the Company's common stock by any person (other than the Company, one of its subsidiaries or any employee benefit plan sponsored or maintained by the Company or one of its subsidiaries) that has not been withdrawn on or before the date of such termination;

          (b) the commencement of a proxy contest intended to remove control of the Company's business from the Incumbent Board that has not been abandoned on or before the date of such termination; or

          (c) the execution of a definitive agreement to merge or otherwise consolidate the Company with or into another corporation or to sell a substantial portion of the Company's assets (in each case, other than a transaction involving only the Company and one or more corporations or other entities directly or indirectly owned and controlled by the Company) that is still binding on the parties thereto at the date of such termination;

the Effective Date of this Agreement shall be deemed to be the day immediately prior to the date of such termination and the date of such termination shall be deemed to be the Employee's Date of Termination (as defined in Section 5(e) hereof) for the purposes of this Agreement.

     4. Terms of Employment.

          (a) Position and Duties.

               (i) During the Employment Period, (A) the Employee's position shall be at least commensurate in all substantial respects with the Employee's position with the Company and its subsidiaries during the ninety-day period immediately preceding the Effective Date and (B) the Employee's services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or any office or location less than thirty-five
(35) miles from such location.

               (ii) During the Employment Period, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. It is expressly understood and agreed that to the extent that any outside activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.



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                                       -4-

         (b) Compensation.

               (i) Base Salary. During the Employment Period, the Employee shall receive a base salary ("Base Salary") at a monthly rate at least equal to the highest monthly base salary paid or payable to the Employee by the Company and its subsidiaries during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key employees of the Company and its subsidiaries. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement.

               (ii) Annual Bonus. In addition to Base Salary, the Employee shall be eligible (but not entitled) to receive, for each fiscal year during the Employment Period, an annual bonus (an "Annual Bonus") (either pursuant to any incentive bonus plan maintained by the Company or otherwise) in cash on the same basis as with respect to the fiscal year immediately preceding the fiscal year in which the Effective Date occurs.

     5. Termination.

          (a) Death or Disability. This Agreement shall terminate automatically upon the Employee's death. If the Company determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" means disability which, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b) Cause. The Company may terminate the Employee's employment for "Cause". For purposes of this Agreement, "Cause" shall constitute either (i) personal dishonesty or breach of fiduciary duty involving personal profit; (ii) the commission of a criminal act related to the performance of duties, or the furnishing of proprietary confidential information about the Company to a competitor, or potential competitor or third party whose interests are adverse to those of the Company; (iii) habitual intoxication by alcohol or drugs during work hours; or (iv) conviction of a felony.

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                                       -5-


          (c) Good Reason. The Employee's employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, "Good Reason" means:

               (i) relocation of the principal place at which the Employee's duties are to be performed to a location more than thirty-five (35) miles from the principal place where the Employee's duties were performed during the ninety-day period immediately preceding the Effective Date;

               (ii) a substantial reduction in the Base Salary, or in the benefits or perquisites provided the Employee from those which pertained during the 90-day period immediately preceding the Effective Date;

               (iii) a substantial reduction in the Employee's, responsibilities, authorities or functions from those which pertained during the 90-day period immediately preceding the Effective Date;

               (iv) a substantial adverse change in the Employee's work conditions from those which pertained during the 90-day period immediately preceding the Effective Date; and

               (v) any failure by the Company to comply with and satisfy Section II(c) of this Agreement.

          For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Employee shall be conclusive. Notwithstanding anything in this Agreement to the contrary, a termination by the Employee for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

          (d) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

          (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Employee's employment is terminated by the Company other than Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee's employment is terminated by reason of

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                                       -6-


death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

     6. Obligation of the Company upon Termination.

          (a) Death. If the Employee's employment is terminated by reason of the Employee's death, this Agreement shall terminate without further obligations to the Employee's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, for this purpose (i) the Employee's full Base Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time from the ninety-day period preceding the Effective Date through the Date of Termination (the "Highest Base Salary"), (ii) the product of the Annual Bonus paid to the Employee for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five (365) and (iii) any compensation previously deferred by the Employee (together with accrued interest thereon, if any) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the company and its subsidiaries in effect at any time during the ninety-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect on the date of the Employee's death with respect to other key employees of the Company and its subsidiaries and their families.

          (b) Disability. If the Employee's employment is terminated by reason of the Employee's Disability, this Agreement shall terminate without further obligations to the Employee; other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the ninety-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

          (c) Cause; Other than for Good Reason. If the Employee's employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee the Highest Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee (together with accrued interest thereon, if any).

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                                       -7-


If the Employee terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination.

          (d) Good Reason; Other than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause, Disability, or death or if the Employee shall terminate his employment for Good Reason:

               (i) the Company shall pay to the Employee in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                    A. to the extent not theretofore paid, the Employee's Highest Base Salary through the Date of Termination; and

                    B. the product of (x) the highest Annual Bonus paid to the Employee during the three fiscal years immediately preceding the Date of Termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is three hundred sixty-five (365); and

                    C. the product of (x) a fraction, the numerator of which is thirty-six (36) minus the number of whole months the Employee has been employed by the Company following the first anniversary of the Effective Date and the denominator of which is twelve (12) and (y) the annualized Highest Base Salary; and

                    D. the product of (x) fraction, the numerator of which is thirty-six (36) minus the number of whole months the Employee has been employed by the Company following the first anniversary of the Effective Date and the denominator of which is twelve (12) and (y) the highest Annual Bonus paid to the Employee during three fiscal years immediately preceding the Date of Termination, provided that Employee's Annual Bonus under this Section shall be his Target Bonus until an Annual Bonus has actually been paid; and

                    E. in the case of compensation previously deferred by the Employee, all amounts previously deferred (together with accrued interest thereon, if any) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                    F. a lump-sum payment equal to the excess of (a) the actuarial equivalent of the benefit under the retirement plan of the Company or a subsidiary of the Company in which the Employee is a participant at the date hereof or any successor retirement plan (the "Retirement Plan") (and the supplemental and/or excess retirement plan, if any) the Employee would receive if he remained employed by the Company at the compensation level provided for in
Section 6(d)(i) of this Agreement through the end of the Employment Period, assuming Employee was fully vested under such plan(s), over (b) the actuarial equivalent of the actual benefit, if any, the Employee is to receive under the Retirement Plan (and the supplemental and/or excess retirement plan), utilizing, in each case, the payment option available under the Retirement Plan (and the supplemental and/or excess retirement plan) which will produce the greatest lump-sum benefit to the Employee; and

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                                       -8-


               (ii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them as if the Employee's employment had not been terminated, in accordance with the most favorable employee welfare benefit plans (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) of the Company and its subsidiaries (including health insurance and life insurance) during the ninety-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families, and for purposes of eligibility for retiree benefits pursuant to such employee welfare benefit plans, the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

               (iii) all outstanding equity awards shall immediately vest and, as applicable, become exercisable; and

               (iv) the Date of Termination shall be considered the Vesting Date under the Company's 1987 Long Term Incentive Plan.

     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program provided, however, that in the event the terms of any such plan, policy, practice or program concerning the payment of benefits thereunder shall conflict with any provision of this Agreement, the terms of this Agreement shall take precedence but only if and to the extent the payment would not adversely affect the tax exempt status (if applicable) of any such plan, policy, practice or program and only if the Employee agrees in writing that such payment shall be in lieu of any corresponding payment from such plan, policy, practice or program.

     8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code").


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                                       -9-


     9. Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in the amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(b), shall be paid to the Employee within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that he has substantial authority under Section 6661 of the Code not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

          (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the later of either
(i) the date the Employee has actual knowledge of such claim, or (ii) ten (10) days after the Internal Revenue Service issues to the Employee either a written report proposing imposition of the Excise Tax or a statutory Notice of Deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company

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                                      -10-


(or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim,

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect hereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations requested or acceded to by the Employee at the Company's request and relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 9(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or Employee of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Section 9 shall apply, mutatis mutandis, with respect to such special tax.

     10. Non-competition. As a condition to receiving any benefits pursuant to this Agreement, the Employee agrees that during his period of employment and through the first anniversary of his Date of Termination, the Employee shall not engage in or become associated with any Competitive Activity. For purposes of this Section 10, a "Competitive Activity" shall mean any business or other endeavor that engages in any country in which the Company or its Affiliates have business operations in a business that directly or indirectly competes with all or any substantial part of any of the business in which the Company or its Affiliates is engaged at the time of the Employee's Date of Termination. The Employee shall be considered to have become "engaged" or "associated" with a Competitive Activity if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, lender, or in any other capacity calling for the rendition of the Employee's personal services, either alone or with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates in any respect to the Competitive Activity of such entity; provided, however, that the Employee shall not be prohibited from owning less than two percent of any publicly traded corporation, whether or not such corporation is in competition with the Company. If, at any time, the provisions of this Section 10 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section _ shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     11. Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). After termination of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

     12. Successors.

          (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     13. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof an shall have no force or effect.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Employee:

          If to the Company:

               Cambrex Corporation
               One Meadowlands Plaza
               East Rutherford, N.J. 07073
               Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Employee's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

          (f) This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof. This agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (g) The Employee and the Company acknowledge that the employment of the Employee by the Company or any of its subsidiaries prior to the Effective Date is "at will", and, prior to the Effective Date, may be terminated by either the Employee or the employer at any time. Upon a termination of the Employee's employment or upon the Employee's ceasing to be an officer of the Company, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

     14. Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent the Employee would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Code, (i) the payment will not be made to the Employee and instead will be made, at the election of the Company, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Company and its affiliates) and (ii) the payment, together with interest thereon at the rate of "prime" plus 1%, will be paid to the Employee on the earlier of the six-month anniversary of Date of Termination or the Employee's death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent the Employee would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Employee for the delay, with such adjustment to be determined in the Company's reasonable good faith discretion) on the earlier of the six-month anniversary of the Date of Termination or the Employee's death or disability (within the meaning of Section 409A of the Code). The Company will establish the trust or escrow account, as applicable, no later than ten days following the Employee's Date of Termination. It is the intention of the parties that the payments and benefits to which the Employee could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code.

In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Employee and the Company).

          IN WITNESS WHEREOF, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, and the Employee has hereunto set his hand, all as of the day and year first above written.

                                        CAMBREX CORPORATION


                                        By:
                                            ------------------------------------
                                            James A. Mack, Chairman,
                                            President & Chief Executive Officer